UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2011 (November 29, 2011)

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA		30305
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2011, Cumulus Media Inc. (the “Company”) entered into employment agreements with each of Lewis W. Dickey, Jr., the Company’s Chairman, Chief Executive Officer and President, Joseph P. Hannan, the Company’s Senior Vice President, Treasurer and Chief Financial Officer, John G. Pinch, the Company’s Executive Vice President and Co-Chief Operating Officer, John W. Dickey, the Company’s Executive Vice President and Co-Chief Operating Officer and Richard S. Denning, the Company’s Senior Vice President, Secretary and General Counsel.

Each of the agreements has an initial term through November 29, 2014 and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the agreements, each executive is entitled to receive the following annual base salary, effective September 16, 2011 (which was the date that the Company completed the acquisition of Citadel Broadcasting Corporation and a series of related strategic transactions), and subject to increase from time to time by the Company’s board of directors: Mr. L. Dickey ($1,450,000), Mr. Hannan ($550,000), Mr. Pinch ($775,000), Mr. J. Dickey ($875,000) and Mr. Denning ($500,000).

The agreements also provide that each executive will be eligible for an annual cash bonus based upon achievement of annual performance goals for the Company and/or the individual determined by the Company’s compensation committee each year. The annual cash bonus will be calculated as a percentage of the executive’s base salary, with the following target and maximum awards opportunities available to the executive: Mr. L. Dickey (Target – 100%, Maximum – 150%), Mr. Hannan (Target – 50%, Maximum – 75%), Mr. Pinch (Target – 75%, Maximum – 100%), Mr. J. Dickey (Target – 75%, Maximum – 100%) and Mr. Denning (Target – 40%, Maximum – 60%).

Notwithstanding these target and maximum award opportunities, beginning in 2012, the Company’s compensation committee may adjust the target and maximum award opportunities for any executive for each year.

Each agreement further provides that in the event the Company terminates the relevant executive’s employment without “cause” (including the Company notifying the executive of the Company’s intent to not renew such agreement) or if the executive terminates his employment for “good reason” (as these terms are defined in the agreements) during the term of the agreement, the executive will be entitled to the following:

•

an amount equal to a multiple (the “severance multiplier”) of the sum of executive’s respective annual base salary and target bonus award opportunity then in effect. The severance multiplier is 2.0 for Mr. L. Dickey and 1.0 for Messrs. Hannan, Pinch, J. Dickey and Denning;

•

a lump-sum payment equal to the pro-rata amount of the annual bonus the executive would have received if he had remained employed by the Company through the last day of the calendar year, based on actual performance through the applicable performance period;

•

immediate vesting of 50% of any unvested equity awards, with the remaining 50% of such awards being forfeited, provided, however, that if such termination occurs during the six-month period immediately preceding a change in control (as defined in the agreements), then 100% of any unvested equity awards will become fully vested on the consummation of the change in control; and

•	continued participation by the executive and his dependents in the Company’s medical, dental, vision and hospitalization plans for 18 months for Mr. L. Dickey and 12 months for the other executives.

In the event that the Company terminates the executive’s employment without cause or the executive terminates his employment for good reason within a specified period following a change in control, the executive will be entitled to the same payments and benefits as described above, except the severance multiplier will be 3.0 for Mr. L. Dickey and 2.0 for Messrs. Hannan, Pinch, J. Dickey and Denning, and 100% of the executive’s equity awards will vest immediately. The specified period is 18 months in the case of Mr. L. Dickey and nine months in the case of the other executives.

Each agreement further provides that if the executive is terminated with cause, the executive terminates his employment without good reason or the executive’s employment is terminated due to death or disability, then the Company is only obligated to pay the executive any base salary, bonus payments for any completed fiscal year and unreimbursed expenses that were accrued, but unpaid, through the date of termination or resignation.

In the event of a termination by the Company without cause or a termination by the relevant executive for good reason, the Company will not be obligated to pay to the executive any amounts other than those in the immediately preceding paragraph unless such executive executes in favor of the Company a general release of any claims against the Company.

In addition, payments and benefits under each of the employment agreements in event of a termination by the Company without cause or a termination by the relevant executive for good reason are subject to compliance by the terminated executive with the confidentiality, non-competition and non-solicitation covenants in each of the agreements.

This agreement cancels and supersedes the Company’s previous employment agreements with Messrs. L. Dickey, Pinch, J. Dickey and Denning.

The foregoing description of the employment agreements is qualified in its entirety by reference to the Form of Employment Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Form of Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ J.P. Hannan
	Name:	J.P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: December 2, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Employment Agreement.